MOVIE GALLERY ANNOUNCES AGREEMENT TO PURSUE LEASE RESTRUCTURING
OPPORTUNITIES AT 1,100 STORE LOCATIONS

DOTHAN, Ala., April 19, 2006 -- Movie Gallery, Inc. (NASDAQ:
MOVI) today announced that it has entered into a management agreement with Hilco Real Estate, LLC ("Hilco"). Under the agreement, the terms of which were not disclosed, Movie Gallery and Hilco will initiate a program to restructure leases at more than 1,100 existing Movie Gallery and Hollywood Video stores. While the list of stores will not be published, this program does not include stores that are associated with the company's previously announced subleasing and downsizing program.

"We are pleased to work with the qualified professionals at Hilco," said Keith A. Cousins, Movie Gallery's Executive Vice President and Chief Development Officer. "Hilco has a well established reputation for analyzing portfolios and successfully negotiating on behalf of clients to better position real estate assets and manage occupancy costs. This program, together with our previously announced subleasing program, represents our on-going initiative to restructure approximately seventy percent of the Company's real estate portfolio. We anticipate that these efforts will significantly improve our operating results and enhance shareholder value."

Mitchell P. Kahn, President of Hilco Real Estate, said,
"Portfolio analysis and lease restructuring are highly-specialized disciplines and core competencies of Hilco Real
Estate.  I am confident that our professional staff can improve
Movie Gallery's leverage and cash flow by analyzing and restructuring real estate commitments and unlocking unrealized value."

About Movie Gallery
Movie Gallery is the second largest North American video rental company with approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company please visit our website at: www.moviegallery.com

About Hilco Real Estate, LLC
Hilco Real Estate, LLC (www.hilcorealestate.com), is based in Northbrook, Illinois. The company provides high-yield strategic retail real estate optimization solutions through timely, creative deal structures, dispositions, terminations, re-negotiations and other management services. Over the years, Hilco principals have disposed of and acquired assets valued in excess of $35 billion. Hilco Real Estate is part of the Hilco Organization, a provider of asset valuation, acquisition, disposition and financing services to an international marketplace through a platform of specialized business units, nearly 500 employees and 200 qualified field consultants.

Forward-Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the benefits associated with the management agreement with Hilco Real Estate, LLC and the Company's previously announced real estate subleasing program, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 1, 2006. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to comply with the revised financial covenants contained in its senior credit facility;
(iii) the Hilco Real Estate, LLC management agreement, the Company's previously announced real estate subleasing program and other initiatives fail to generate anticipated cost reductions;
(iv) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vi) the Company's actual expenses or liquidity requirements differ from estimates and expectations;
(vii) consumer demand for movies and games is less than expected;
(viii) the availability of movies and games is less than expected; or (ix) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., +1-503-
570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer
Katcher, +1-212-355-4449 ext. 127
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